UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2013

TEL-INSTRUMENT ELECTRONICS CORP.
(Exact name of registrant as specified in its charter)

New Jersey	001-31990	22-1441806
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Branca Road
East Rutherford, New Jersey 07073
(Address of principal executive offices)

(201) 933-1600
(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On November 13, 2013, Tel-Instrument Electronics Corp (“TIC”) (NYSE MKT: TIK) announced that second quarter revenues increased by 68% from the year ago period to $4,034,581. The Company recorded a net loss of $72,474 ($0.02 per share) compared to a net loss of $429,705 ($0.16 per share) in the year ago quarter. The Company’s gross margin in the latest quarter increased to $1,275,749 (32%) compared to $602,423 (25%) in the year ago quarter. Operating expenses for the quarter declined by 9% to $1,119,982 compared to the same period last year. This resulted in the Company’s operating profit increasing to $155,767. Non-operating expenses for the quarter totaled $217,381 which included a $67,345 charge for the change in the fair value of common stock warrants. As a result, the Company recorded a loss before taxes of $61,614.

The Company also announced receipt of a $755,580 order from Lockheed Martin for 21 AN/USM-708 (“CRAFT”) test sets to be used on the Joint Strike Fighter program. This order is scheduled to be completed during the current fiscal year ending March 31, 2014.

On November, 2013, Tel-Instrument Electronics Corp. (the “Company”) issued a press release regarding the Company’s financial results for the period ended September 30, 2013 which is also disclosed in Company’s Form 10-Q filed with the Securities and Exchange Commission on November 13, 2013, and that it has received an order from  Lockheed Martin in the amount of $755,580 for 21 AN/USM-708 (“CRAFT”) test sets to be used on the Joint Strike Fighter program. This order is scheduled to be completed during the current fiscal year ending March 31, 2014.

A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.         Description

99.1*                   Press release dated November 13, 2013, “Tel-Instrument Electronics Corp Announces Second Quarter Results For 2014 Fiscal Year and Receipt of $755k Craft Order.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEL-INSTRUMENT ELECTRONICS CORP.

Date: November 13, 2013	By:	/s/ Joseph P. Macaluso
Name: Joseph P. Macaluso
Title: Principal Accounting Officer